EXHIBIT 10.14

Consulting and Non-Competition Agreement

This Consulting and Non-Competition Agreement (“Agreement”) is entered into this 23rd day of June, 2006 by and between Sterling Bank (the “Company”) with its place of business headquartered at Mount Laurel, New Jersey and Charles Alessi (“Consultant”).

WHEREAS, the Company, Sterling Banks, Inc. and Farnsworth Bancorp, Inc. (“Farnsworth”) have entered into a Plan of Merger, and as a condition of such merger, the Company requires Consultant to enter into this Consulting and Non-Competition Agreement to protect the Company’s interests in the transition following the Merger closing; and

WHEREAS, Consultant has previously served Peoples Savings Bank (the “Bank”) and Farnsworth as a senior officer; and

WHEREAS, the Company recognizes the specialized knowledge and expertise of the Consultant related to the business affairs of Peoples Savings Bank (the “Bank”) the Bank and the financial industry, and that upon acquisition of the Bank by the Company (“Merger”), the Company wishes to enter into a consulting and non-competition relationship with Consultant; and

WHEREAS, Consultant and the Company desire to enter into such a relationship upon the terms and conditions hereinafter contained;

NOW, THEREFORE, in consideration of the covenants and terms contained in this Agreement as set forth herein and of the mutual benefits accruing to Company and to Consultant from the consulting relationship to be established between the parties by the terms of this Agreement, Company and Consultant agree as follows:

1.	Consulting Relationship

Company hereby retains Consultant, and Consultant hereby agrees to be retained by Company, as an independent contractor, and not as an employee, with such duties and responsibilities to be effective as of the effective time of the Merger (the “Effective Time”).

2.	Consulting Service

Consultant agrees that during the Term (as defined in Section 5) of this Agreement:

A.
Consultant will devote his best efforts to such position as an independent contractor and will perform such duties and execute the policies of the Company, as the Company’s President and Consultant may mutually agree upon from time to time, and that as an independent contractor, Consultant shall not be an officer or employee of the Company and shall not be subject to the direct control or supervision of the President of the Company with respect to the time spent, research undertaken, or procedures followed in the performance of consulting services rendered hereunder.

During the Term of the Agreement, Consultant agrees to consult with the Company, as requested by the Company’s President, on matters related to the business affairs and operations of the Company as they pertain to the former operations of the Bank, strategic planning and product development, merger and acquisition analysis, and business development opportunities that may be available to the Company based upon the Bank’s established reputation and stature in its market area.

B.	Consultant shall exercise a reasonable degree of skill, prudence and care in performing the services referred to in Section 2.A. above;

C.
Except as may be limited by Section 6 hereinafter, Consultant may be an employee, officer or director of other companies or entities and may provide consulting services for other companies or organizations; provided that such activities do not conflict with the services and activity that the Consultant is rendering to the Company or any of its subsidiaries or the services or activities of the Company and its subsidiaries;

D.
Consultant shall be available to render services to Company under this Agreement as requested by the President of the Company commencing on the first date of the initial Term of this Agreement as contained in Section 5 herein. Consultant will agree to provide consulting services to the Company during the one year period after the Effective Time as follows: (i) up to 3 5 hours per week for the 90-day period after the Effective Time, and (ii) up to 5 hours per week during the balance of the year after the Effective Time. Consultant shall not be obligated to render any services under this Agreement during such period when he is unable to do so due to illness, disability or injury, subject to the terms of Section 5(b) hereof;

E.	Consultant shall be available for service hereunder upon receipt of not less than five (5) business days’ written notice from Company; and

F.	Consultant shall not enter into agreements or make commitments on behalf of the Company without prior written consent or approval of the Company or its senior management.

3.	Compensation

A.
Company agrees to pay Consultant for his services performed under this Agreement and for his commitments and agreements as contained herein, including Section 6 herein, a payment of $111,800 upon the Merger and $4,658.33 per month for an additional twenty-four (24 months), payable no less than monthly beginning on the one year anniversary of the Merger Effective Time. The Company acknowledges that compliance by the Consultant with Section 6, herein, is an essential component of this Agreement, and that such compliance is necessary for the Company to obtain the full value of its investment in the Merger. The parties agree that Consultant shall not be entitled to participate in or receive benefits under any Company programs maintained for its employees. The Consultant will receive remuneration for services as a director of the Company for such time that he may be serving in such capacity commensurate with the remuneration received by other outside directors of the Company. Remuneration received as an outside director shall not be in lieu of or reduce any remuneration otherwise due under this Agreement.

B.
The Company hereby agrees to reimburse the Consultant for all reasonable expenses incurred by the Consultant on behalf of and with the consent of the Company, provided that the Consultant shall furnish appropriate documentation of such expenses and receives prior approval of such expenses.

4.	Other Conditions

Consultant shall have no authority over any employee or officer of Company, nor shall Company be required in any manner to implement any plans or suggestions Consultant may provide.

5.	Term and Termination

The term of this Agreement shall begin on the date of termination of employment of the Consultant as an employee of the Bank upon the closing date of the Merger between the Company and the Bank and shall continue for a period of 36 calendar months thereafter (“Term”), unless extended or terminated in accordance with the provisions set forth below.

A.
Termination for Cause. The Company may terminate this Agreement at any time for “Just Cause;” provided, that after any such termination, the Consultant shall nevertheless be obligated to comply with the provisions of Section 6 hereof for the balance of the Term and the Company shall nevertheless remain obligated to comply with the provisions of Section 3(A) hereof for the balance of the Term. Termination for “Just Cause” shall be defined as termination because of the Consultant’s personal dishonesty, willful misconduct (including willful breach of a material term of this agreement and failure to cure such breach within 30 days after written notice thereof from the Company), breach of fiduciary duty involving personal profit, or willful violation of any law, rule or regulation related to the business or operations of the Company or its subsidiaries.

B.
Disability or Breach of Contract. In the event of a breach of this Agreement by the Company or termination of service due to Consultant’s permanent disability, all amounts due and payable for the remaining term of the Agreement shall be paid to Consultant or his beneficiary, as the case may be.

6.	Non-Competition and Confidential Business

A.
Consultant, during the Term of the Agreement, will not, without the express written consent of Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association, or corporation, any trade secrets, proprietary data or other confidential information communicated to or otherwise learned or acquired by Consultant from the Company while serving as a Consultant or director of the Company, if applicable, or while serving as an officer, director or employee of the Bank, or Farnsworth Bancorp, Inc. (collectively, the “Target”), except that Consultant may disclose such matters to the extent that disclosure is (a) requested by the Company or (b) required by a court or other governmental agency of competent jurisdiction.

B.
The Consultant agrees that during the Term of this Agreement, the Consultant will not, directly or indirectly, (i) become a director, officer, employee, shareholder, principal, or agent of, or become a consultant or independent contractor rendering or performing professional services associated with providing client/customer services and products for the benefit of, any insured depository institution, trust company or parent holding company of any such institution or company which has an office within 25 miles of Farnsworth’s headquarters office located at 789 Farnsworth Avenue, Bordentown, New Jersey 08505, or any other entity whose business in the aforesaid area materially competes with the depository, lending or other business activities of the Company (in each case, a “Competitor”); provided, however, that this provision shall not prohibit the Consultant from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of the Company or any of its subsidiaries to leave the employment of such entities; or (iii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Company) any customer of the Company to transact business with any other entity, whether or not a Competitor, or to reduce or refrain from doing any business with the Company or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and any such customers.

C.
Unless prior written consent is obtained from the Company, during the Term of this Agreement, the Consultant hereby agrees that he shall not, on his own behalf or on behalf of others, employ, solicit, or induce, or attempt to employ, solicit or induce, any employee of the Company for employment with any Competitor, nor will Consultant directly or indirectly, on his behalf or for others, seek to influence any Company employee to leave the employ of the Company or any Company subsidiary.

D.
During the Term of the Agreement, Consultant will not make any public statements regarding the Company without the prior consent of the Company, and the Consultant shall not make any statements that disparage the Company or its business practices.

E.
The Consultant and the Company acknowledge and agree that irreparable injury will result to the parties in the event of a breach of any of the provisions of this Section 6 (the “Designated Provisions”) and that the Consultant and the Company will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the Consultant or the Company may have, the Consultant or the Company shall be entitled to the entry of a preliminary and a permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction located in any county in the State of New Jersey, or elsewhere), to restrain the violation or breach thereof by either the Consultant or the Company, and the parties shall submit to the jurisdiction of such court in any such action.

7.	Independent Contractor

The parties hereto agree and acknowledge that the relationship between Company and Consultant shall be that of an independent contractor and not that of employer-employee, master-servant or principal-agent. Nothing in this Agreement, or its implementation, shall be construed to be to the contrary.

8.	The Complete Agreement

This Agreement, and any attachments or exhibits appended hereto, shall represent the complete Agreement between Company and Consultant concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless made in writing and signed by both Consultant and Company.

9.	Notices

Any notice required or permitted to be given hereunder shall be in writing and shall be effective three business days after it is properly sent by registered or certified mail, if to the Company to the President at the administrative offices of the Company, or if to Consultant to the address set forth beneath his signature to this Agreement, or to such other address as either party may from time to time designate by notice.

10.	Assignability

This Agreement may not be assigned by either party without the prior written consent of the other party, except that no consent is necessary for the Company to assign this Agreement to a corporation succeeding to substantially all the assets or business of the Company whether by merger, consolidation, acquisition or otherwise. This Agreement shall be binding upon Consultant, his heirs and permitted assigns and the Company, its successors and permitted assigns.

11.	Severability

Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or non-enforceability of any section shall not invalidate or render non-enforceable any other section contained herein. If any section or provision in a section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the section or provisions to produce its nearest enforceable economic equivalent.

12.	Arbitration

Except as detailed at Section 6.17 herein, unless otherwise mutually agreed to by the Consultant and the Company in writing, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with such arbitration hearing to be held at the offices of the American Arbitration Association (“AAA”) nearest to Bordentown, New Jersey, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Either the Consultant or the Company may file a request for such arbitration with the AAA.

13.	Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of New Jersey.

Notwithstanding anything herein to the contrary, any payments made to Consultant pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC § 1828(k) and any regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and the first above written.

STERLING BANK (“COMPANY”) By: /s/Robert H. King
Robert H. King, PRESIDENT
Charles Alessi, CONSULTANT
Address:
2 Bridle Way
Columbus, NJ 08002